                                                                      Exhibit 11


11. Statement re computation of per share earnings

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

                                                 First quarter ended     First quarter ended
                                                  December 31, 2001       December 31, 2000
                                                  -----------------       -----------------
Net income (loss) in thousands                          $   (1,634)             $     6,901


Weighted average shares outstanding                      15,624,502              15,574,631

Assumed exercise of stock options,
  weighted average of incremental shares                         --                 908,897

Assumed purchase of stock under stock
  purchase plan, weighted average                                --                  87,181
                                                         ----------              ----------

Diluted shares - adjusted weighted-average
  shares and assumed conversions                         15,624,502              16,570,709
                                                         ==========              ==========


Basic earnings (loss) per share                         $    (0.10)             $      0.44

Diluted earnings (loss) per share                       $    (0.10)             $      0.42
